Exhibit 99.1

Press Release

Global Power Equipment Group Inc.

Announces Second Quarter 2010 Financial Results

Tulsa, Oklahoma, August 16, 2010- Global Power Equipment Group Inc. (NASDAQ:GLPW) (“Global Power” or the “Company”) today announced its unaudited financial results for the three and six months ended June 30, 2010.

For the second quarter of 2010, revenue was $124.7 million and net income was $10.6 million or $0.65 per diluted share, compared to revenue of $155.8 million and net income of $17.4 million or $1.12 per diluted share for the second quarter of 2009. For the first six months of 2010, revenue was $281.8 million and net income was $21.8 million or $1.35 per diluted share, compared to revenue of $281.8 million and net income of $30.1 million or $1.96 per diluted share for the first six months of 2009. Services division revenue as a percentage of consolidated revenue was 73% for the first half of 2010, up from 59% for the same period in 2009.

“We completed another solid quarter of operating performance with higher realized margins on lower volume compared to the prior year,” said David Keller, President and CEO of Global Power. “Product bookings in the quarter showed improvement and while the increase in resulting backlog is encouraging, the margins on new Product bookings are significantly lower than shipments during the quarter due to the competitive environment in this depressed part of the OEM cycle. Our continued generation of cash has further strengthened our balance sheet and we are well-positioned to evaluate strategic options as a listed company once again.”

The Company generated EBITDA (earnings before interest, taxes, depreciation and amortization) from continuing operations of $10.8 million and $25.7 million for the second quarter and first six months of 2010, as compared to $15.3 million and $32.1 million for the same periods in 2009.

The Company’s term loan was $24.6 million as of June 30, 2010 net of $40.7 million in payments made during the first quarter of 2010. During the first half of 2010 cash provided by operating activities was $7.8 million. As of June 30, 2010, the Company had unrestricted cash of $66.3 million and $25 million of unused capacity on its revolving credit facility.

In addition, the Company’s backlog increased $30.3 million during the second quarter of 2010 to $298.0 million as of June 30, 2010. Services division backlog as a percentage of total backlog was 67% at June 30, 2010 as compared to 63% at March 31, 2010.

The Company believes EBITDA and backlog are important supplemental measures of operating performance and uses both to assess performance and inform operating decisions. However neither EBITDA nor backlog is a GAAP financial measure. A table reconciling EBITDA to net income is included in the financial information that is part of this release. The Company’s calculations of EBITDA and backlog should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA and backlog may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on these non-GAAP measures.

On July 12, 2010, after the close of the second quarter, the U.S. Bankruptcy Court approved a settlement of certain claims against the Company and its Deltak subsidiary. As a result of that settlement and the related compromise by the Company of its own claim against the fund that had been established pursuant to the Company’s Plan of Reorganization to be distributed to holders of allowed unsecured claims against Deltak, the Company received a cash payment of $2.8 million on July 27, 2010.

The Company will host a conference call on Monday, August 16, 2010 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss these results. The call can be accessed by telephone at (877) 407-0789 (within the US and Canada) and at (201) 689-8562 (outside the US and Canada) or by webcast through the investor information portion of the Company’s website, www.globalpower.com. A replay of the conference call will be available until August 30, 2010 at (877) 660-6853 (within the US and Canada) and at (201) 612-7415 (outside the US and Canada). The replay account number is 3055 and the pass code is 354906. A replay of the webcast will also be available through the investor relations portion of the Company’s website.

About Global Power

Oklahoma based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Global Power Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Global Power Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Registration Statement on Form 10 titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(918) 274-2280

investorrelations@globalpower.com

The table below represents the operating results of the Company for the periods indicated:

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Products revenue	$38,754	$57,995	$73,808	$115,420
Services revenue	85,906	97,810	208,002	166,359

Total revenues	124,660	155,805	281,810	281,779

Cost of products revenue	28,517	40,148	54,841	80,114
Cost of services revenue	71,996	87,855	177,565	147,633

Cost of revenues	100,513	128,003	232,406	227,747

Gross profit	24,147	27,802	49,404	54,032

Selling and administrative expenses	13,929	13,352	24,788	23,876

Operating income	10,218	14,450	24,616	30,156

Interest expense	1,119	2,161	3,276	4,830
Reorganization expense	434	235	940	103
Income tax expense	149	1,352	1,778	2,505

Income from continuing operations	8,516	10,702	18,622	22,718

Discontinued operations:
Income from discontinued operations	2,105	6,731	3,164	7,349

Net income	$10,621	$17,433	$21,786	$30,067

Basic earnings per weighted average common share: [1]
Income from continuing operations	$0.56	$0.71	$1.23	$1.52
Income from discontinued operations	0.13	0.45	0.20	0.49

Income per common share - basic	$0.69	$1.16	$1.43	$2.01

Weighted average number of shares of common stock outstanding - basic	15,303,434	15,003,875	15,189,849	14,922,756

Dilutive earnings per weighted average common share:
Income from continuing operations	$0.52	$0.69	$1.15	$1.48
Income from discontinued operations	0.13	0.43	0.20	0.48

Income per common share - diluted	$0.65	$1.12	$1.35	$1.96

Weighted average number of shares of common stock outstanding - diluted	16,435,396	15,564,901	16,168,683	15,351,581

[1]	All share and per share numbers reflect our June 30, 2010, 1-for-9 reverse stock split.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

Reconciliation of EBITDA to Net Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net Income	$10,621	$17,433	$21,786	$30,067
Add back:
Income tax expense	149	1,352	1,778	2,505
Interest expense	1,119	2,161	3,276	4,830
Income from discontinued operations	(2,105)	(6,731)	(3,164)	(7,349)
Depreciation and amortization	1,012	1,106	2,052	2,056

EBITDA from continuing operations (a)	$10,796	$15,321	$25,728	$32,109

(a)	EBITDA from continuing operations represents net income adjusted for income taxes, interest, depreciation and amortization and income from discontinued operations. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$66,283	$103,220
Restricted cash	1,019	2,018
Accounts receivable, net of allowance for doubtful accounts	53,373	62,267
Inventories	4,666	4,659
Costs and estimated earnings in excess of billings	38,653	31,518
Other current assets	11,257	11,330

Total current assets	175,251	215,012

Property, plant and equipment, net	12,545	12,945
Other long-term assets	98,465	101,263

Total assets	$286,261	$329,220

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,500	$40,692
Accounts payable and accrued liabilities	41,832	59,392
Billings in excess of costs and estimated earnings	31,194	34,357
Deferred revenue	—	3,006
Other current liabilities	14,091	11,363

Total current liabilities	89,617	148,810

Long-term deferred tax liability	14,768	14,768
Other long-term liabilities	3,994	3,990
Long-term debt, net of current maturities	22,133	24,633
Liabilities subject to compromise	270	541

Total liabilities	130,782	192,742

Stockholders’ equity	155,479	136,478

Total liabilities and stockholders’ equity	$286,261	$329,220

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2010	2009
	(unaudited)
Net cash provided by operating activities	$7,774	$43,756
Net cash provided by (used in) investing activities	107	(1,074)
Net cash used in financing activities	(40,996)	(17,240)
Effect of exchange rate changes on cash	(3,822)	565

Net change in cash and cash equivalents	$(36,937)	$26,007